First Federal of Northern Michigan Bancorp, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

July 24, 2014

Contact:	Michael W. Mahler
President and CEO
First Federal of Northern Michigan Bancorp, Inc.
(989) 356-9041

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

ANNOUNCES SECOND QUARTER 2014 RESULTS

Alpena, Michigan - (July 24, 2014) First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the “Company”) reported consolidated net income of $94,000, or $0.03 per basic and diluted earnings per share, for the quarter ended June 30, 2014 compared to a consolidated net loss of $4,000, or less than $0.01 per basic and diluted loss per share, for the quarter ended June 30, 2013.

Consolidated net income for the six months ended June 30, 2014 was $316,000, or $0.11 per basic and diluted share, compared to $64,000, or $0.02 per basic and diluted share for the six months ended June 30, 2013.

Listed below are highlights related to the Company’s results for the three and six months ended June 30, 2014:

  Non-performing assets decreased to $3.9 million at June 30, 2014 from $4.1 million at December 31, 2013, resulting in a decline of our classified asset ratio from 23.53% as of December 31, 2013 to 22.51% at June 30, 2014.
  Provision for loan losses were zero and $16,000, for the three and six months ended June 30, 2014, respectively, as compared to $196,000 and $340,000 for the three and six months ended June 30, 2013, respectively.
  Quarter over quarter decline in the Company’s net interest margin (to 3.50% for the quarter ended June 30, 2014 from 3.70% for the quarter ended June 30, 2013) due primarily to a 26 basis point reduction in the yield on our interest-earning assets, partially offset by a decrease of 7 basis points in our overall cost of funds period over period.
  Decrease in non interest expense of $66,000 and $164,000 for the three and six months ended June 30, 2014 when compared to the same periods one year earlier, in spite of recording $42,000 of merger related expenses during the quarter ended June 30, 2014.
  Increase of $9.9 million of lower cost average core deposits in the last six months ended June 30, 2014.
  First Federal of Northern Michigan remains “well-capitalized” for regulatory purposes.

Michael W. Mahler, President and Chief Executive Officer of the Company, commented, “Our improvement to pre-tax earnings, which grew to $316,000 year over year, reflects the improvement of the core profitability of the Bank. We are happy with the progress and expect it to continue as we look forward. We are very pleased with the continued improvement in our asset quality position. Provision needs for the quarter ended June 30, 2014 declined as we saw net recoveries of $29,000 compared to net-charge offs of $29,000 across all portfolios when compared to the year earlier period. Additionally, delinquency trends continue to show improvement across all loan portfolios when compared to year end data. This data supports our belief that the asset quality metrics will continue to improve into the foreseeable future. Of course this is all contingent upon the national, state and regional economic recovery continuing.”

Mahler further commented, “Our continued focus on core deposits has resulted in balance growth in excess of $9.0 million dollars so far this year, which helped to slow the decline in our net interest margin. This is vitally important given the pressure asset yields are under in this continuing low interest rate environment. Additionally, we are pleased with the $653,000 in loan growth in the mortgage portfolio that occurred during the second quarter of 2014. While mortgage loan production has been soft year to date it is in line with our expectation. However, we currently have our strongest mortgage construction pipeline in years. In addition, we are beginning to see increases in commercial loan demand in our region as some borrowers seek expansion opportunities or capital spending which previously had been deferred. We are hopeful that the demand will result in enhanced originations as we move forward. This growth is important to help us offset the impact of diminishing margins.”

Mahler added, “Our cost cutting initiatives have reduced non-interest expenses for the quarter by $66,000, when compared to the same quarter last year, and a six month reduction of $164,000. This represents a 4.0% reduction for the first six months and extends across most expense categories. Real estate owned cost reductions represent 57% of the total savings. This reduced level of spending year over year occurred in spite of merger related expenses which totaled nearly $42,000 in the second quarter. We anticipate these one-time costs to end in the third quarter with the expected closing of the merger.”

Asset Quality

Total nonperforming assets to total assets decreased from 3.03% at June 30, 2013 to 1.95% at December 31, 2013 and further decreased to 1.78% at June 30, 2014. Non-performing assets decreased by $169,000 from December 31, 2013 to June 30, 2014. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce the level thereof, such as:

  Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets.
  Restructuring loans, where feasible, to assist borrowers in working through this financially challenging time.
  Allowing borrowers to structure short-sales of properties, where appropriate and feasible.
  Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).

	As of
	June 30, 2014	December 31, 2013	June 30, 2013
Asset Quality Ratios:
Non-performing assets to total assets	1.78%	1.95%	3.03%
Non-performing loans to total loans	1.63%	1.67%	3.13%
Allowance for loan losses to non-performing loans	67.61%	63.65%	38.36%
Allowance for loan losses to total loans	1.09%	1.07%	1.20%

"Texas Ratio" (Bank) (1)	16.04%	17.02%	27.07%
Classified asset ratio (2)	22.51%	23.53%	37.23%

Total non-performing loans ($000 omitted)	$2,199	$2,311	$4,409
Total non-performing assets ($000 omitted)	$3,922	$4,091	$6,507

(1) "Texas" ratio is calculated by dividing total non performing loans plus real estate owned by tangible capital plus loan loss reserves
(2) Classified asset ratio is calculated by dividing classified assets (substandard assets plus real estate owned and other repossessed assets) by core capital plus loan loss reserves.

Non-performing assets were positively impacted by a net reduction of $128,000 in loans placed in non-accrual status during the six months ended June 30, 2014. In addition, during the six-month period ended June 30, 2014 the classified asset ratio improved to 22.51% from 23.53% as of December 31, 2013.

Financial Condition

Total assets of the Company at June 30, 2014 were $219.8 million, an increase of $10.1 million, or 4.8%, from total assets of $209.7 million at December 31, 2013. Net loans receivable decreased $1.2 million to $135.1 million at June 30, 2014, with the decline coming primarily in the commercial loan portfolio. When compared to December 31, 2013 we have seen a $653,000 increase in our mortgage portfolio as a result of retaining high-quality 10- and 15-year fixed rate mortgages.

Deposits increased $9.0 million to $169.0 million at June 30, 2014, with the growth coming mostly in our lower-costing checking and savings products. FHLB advances increased $344,000 during the six months ended June 30, 2014.

Stockholders’ equity was $24.2 million at June 30, 2014 compared to $23.5 million at December 31, 2013. The increase was due primarily to an increase of $434,000 in the unrealized gain on available for sale securities, net of tax and net income reported of $316,000. First Federal of Northern Michigan’s regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

	Actual		Regulatory Minimum		Minimum to be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Dollars in Thousands

Tier 1 (Core) capital ( to
adjusted assets)	$22,966	10.48%	$8,767	4.00%	$10,959	5.00%
Total risk-based capital ( to risk-
weighted assets)	$24,453	18.24%	$10,723	8.00%	$13,404	10.00%
Tier 1 risk-based capital ( to
risk weighted assets)	$22,966	17.13%	$5,362	4.00%	$8,043	6.00%
Tangible Capital ( to
tangible assets)	$22,966	10.48%	$3,288	1.50%	$4,384	2.00%

Results of Operations

Interest income decreased to $2.0 million for the three months ended June 30, 2014 from $2.1 million for the year earlier period, due mainly to a decrease of 26 basis points in the average yield on interest-earning assets period over period. Interest income decreased $110,000 to $4.1 million for the six-month period ended June 30, 2014 from $4.2 million for the same period in 2013, due mainly to lower market interest rates period over period.

Interest expense decreased to $259,000 for the three months ended June 30, 2014 from $285,000 for the three months ended June 30, 2013. Interest expense for the six months ended June 30, 2014 decreased to $508,000 from $606,000 for the six months ended June 30, 2013. The decrease in interest expense for both the three- and six-month periods was due primarily to a decrease in our cost of funds related to certificates of deposit and FHLB advances. The average cost of our certificates of deposit decreased to 0.98% for the three months ended June 30, 2014 from 1.02% for the three months ended June 30, 2013 and to 0.97% for the six months ended June 30, 2014 from 1.06% for the six months ended June 30, 2013, as higher costing deposits matured and either left the Bank, as we made the strategic decision to not be a market leader in rates in the current interest rate environment, or were re-priced at lower rates. In addition, the cost of our FHLB advances decreased 14 basis points from 1.23% for the three months ended June 30, 2013 to 1.09% for the three months ended June 30, 2014 and 28 basis points from 1.36% for the six months ended June 30, 2013 to 1.08% for the six months ended June 30, 2014 due primarily to lower market interest rates.

The Company’s net interest margin decreased to 3.50% for the three-month period ended June 30, 2014 from 3.70% for the same period in 2013 and decreased to 3.59% for the six-month period ended June 30, 2014 from 3.66% for the same period in 2013 as a result of the factors mentioned above.

The provision for loan losses for the three months ended June 30, 2014 were zero as compared to provision of $196,000 for the prior year period. For the six months ended June 30, 2014, the provision for loan losses were $16,000 as compared to $340,000 for the same period ended June 30, 2013. During the quarter ended June 30, 2014, we had net recoveries of $29,000 compared to $29,000 of net charge-offs during the quarter ended June 30, 2013 in large part due to the decline in the number of loans in foreclosure. The direct effect of the decrease in charge-offs quarter over quarter and reduced general reserve factors resulted in the decrease in provision expense for the period ended June 30, 2014.

Non interest income decreased to $344,000 for the three months ended June 30, 2014 from $465,000 for the three months ended June 30, 2013 as 2014 we experienced period over period decreases in the following income categories:

  Service charges and other fees of $34,000,
  Mortgage banking activities of $33,000,
  Other non-interest income of $37,000 primarily related to reduced insurance and brokerage commission income.

Non interest income decreased to $681,000 for the six months ended June 30, 2014 from $905,000 for the six months ended June 30, 2013, mainly due to a decrease of $108,000 in mortgage banking activities year over year. In addition, we experienced decreases of $46,000 in service charge income and $44,000 in other income related to insurance and brokerage activities.

Non interest expense decreased $66,000 for the three months ended June 30, 2014 when compared to the three months ended June 30, 2013. Non interest expense decreased $164,000 for the six months ended June 30, 2014 compared to the same period one year earlier. Most notably for both the three- and six-month periods, real estate owned expenses decreased $76,000 and $93,000, respectively. In addition, for the three- and six-month periods salaries and benefits decreased $25,000 and $75,000, respectively and amortization of intangible assets decreased $20,000. Expenses associated with professional services declined $22,000 for the three months ended June 30, 2014, while increasing $57,000, related to merger costs for the six months ended June 30, 2014. These period over period decreases were offset by increases of $68,000 and $5,000 in other expenses for the three- and six-month period ended June 30, 2014, respectively. This increase is primarily related to an increase in commercial loan expenses related to troubled credits in the portfolio.

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain “forward-looking statements.” The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheet

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$3,235,034	$2,760,010
Overnight deposits with FHLB	2,066	5,823
Total cash and cash equivalents	3,237,100	2,765,833
Securities AFS	61,466,330	50,358,175
Securities HTM	2,215,000	2,255,000
Loans held for sale	380,405	175,400
Loans receivable, net of allowance for loan losses of $1,486,809 and
$1,471,622 as of June 30, 2014 and December 31, 2013, respectively	135,068,805	136,314,964
Foreclosed real estate and other repossessed assets	1,723,024	1,780,058
Federal Home Loan Bank stock, at cost	3,266,100	3,266,100
Premises and equipment	5,122,666	5,203,301
Accrued interest receivable	714,126	744,730
Intangible assets	—	39,732
Deferred tax asset	574,768	798,163
Originated mortgage servicing rights	773,413	860,024
Bank owned life insurance	4,667,787	4,610,070
Other assets	580,782	485,234

Total assets	$219,790,306	$209,656,784

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$168,999,329	$160,029,115
Advances from borrowers for taxes and insurance	383,311	151,254
Federal Home Loan Bank Advances	25,157,152	24,813,409
Accrued expenses and other liabilities	1,091,910	1,138,324

Total liabilities	$195,631,702	$186,132,102

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
3,191,799 shares issued and outstanding) at June 30, 2014 and December 31, 2013	31,918	31,918
Additional paid-in capital	23,853,891	23,853,891
Retained earnings	2,963,515	2,763,242
Treasury stock at cost (307,750 shares) at June 30, 2014 and December 31, 2013	(2,963,918)	(2,963,918)
Accumulated other comprehensive income (loss)	273,198	(160,451)
Total stockholders' equity	24,158,604	23,524,682

Total liabilities and stockholders' equity	$219,790,306	$209,656,784

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$1,690,977	$1,826,649	$3,401,391	$3,643,262
Interest and dividends on investments
Taxable	149,521	123,992	300,197	239,320
Tax-exempt	41,028	37,349	82,484	75,043
Interest on mortgage-backed securities	143,269	106,795	285,563	222,166
Total interest income	2,024,795	2,094,783	4,069,635	4,179,791

Interest expense:
Interest on deposits	191,720	208,639	378,248	430,540
Interest on borrowings	66,890	76,022	129,656	175,463
Total interest expense	258,610	284,661	507,904	606,003

Net interest income	1,766,185	1,810,122	3,561,731	3,573,788
Provision for loan losses	—	195,753	15,765	339,827
Net interest income after provision for loan losses	1,766,185	1,614,369	3,545,966	3,233,961

Non-interest income:
Service charges and other fees	188,126	222,279	369,218	414,719
Mortgage banking activities	128,244	161,691	224,082	332,123
Net gain (loss) on sale of premises and equipment,
real estate owned and other repossessed assets	(21,251)	(5,730)	(26,064)	750
Other	49,232	86,371	113,350	157,363
Total non-interest income	344,351	464,613	680,586	904,955

Non-interest expense:
Compensation and employee benefits	1,109,608	1,134,644	2,218,651	2,293,901
FDIC Insurance Premiums	45,330	48,978	90,874	94,677
Advertising	43,989	28,796	71,624	67,716
Occupancy	219,570	218,208	455,945	451,655
Amortization of intangible assets	10,086	29,645	39,732	59,292
Service bureau charges	83,790	77,089	146,176	154,583
Professional services	164,885	186,970	294,143	236,696
Collection activity	11,291	21,591	29,496	63,764
Real estate owned & other repossessed assets	11,732	88,153	28,681	121,419
Other	316,092	248,419	535,595	531,084
Total non-interest expense	2,016,373	2,082,496	3,910,917	4,074,787

Income (loss) before income tax benefit	94,163	(3,513)	315,635	64,129
Income tax benefit	—	—	—	—

Net (loss) income	$94,163	$(3,513)	$315,635	$64,129

Other comprehensive income (loss):
Unrealized (loss) gain on available-for-sale investment securities - net of tax	160,996	(457,978)	$433,649	$(557,775)
Reclassification adjustment for losses realized in earnings - net of tax	—	—	—	—

Comprehensive income (loss)	$255,159	$(461,491)	$749,284	$(493,646)

Per share data:
Net (loss) income per share
Basic	$0.03	$(0.00)	$0.11	$0.02
Diluted	$0.03	$(0.00)	$0.11	$0.02

Weighted average number of shares outstanding
Basic	2,884,049	2,884,049	2,884,049	2,884,049
Including dilutive stock options	2,884,049	2,884,049	2,884,049	2,884,049
Dividends per common share	$0.02	$—	$0.02	$—